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                                                                   EXHIBIT 10.33


December 3, 1998,
as amended and restated
as of June 24, 1999


Mr. Daniel R. Davis
11385 Homedale Street
Los Angeles, CA 90049


Dear Daniel,

It gives me great pleasure to offer you the position of Chief Financial Officer and Senior Vice President, reporting to Carl Rausch, Chairman of the Board, President and CEO with a start date to be as of December 7, 1998.

This position is being offered at the exempt rate of $6,539 per pay period. With 26 pay periods per year, this would equate to an annualized salary of $170,014.

You will also be entitled to the following:

- Participation in Biopure's Management Bonus Program. This is a non-guaranteed, discretionary plan based on individual and corporate achievement typically paid out during the first quarter of the new fiscal year for last fiscal year performance. Your participation for 1998 will be on a prorated basis since you will not have worked for Biopure during the entire fiscal year of 1998.

- Subject to Board of Director approval, you will receive an option to purchase 75,000 shares of Biopure common stock granted as of December 3, 1998, with an exercise price of $6.667 per share and an option to purchase one hundred thousand (100,000) shares of Biopure common stock as of February 1, 1999, with an exercise price of $12.00 per share.

-        Vesting is 25% per year with 10 years to exercise options.

- New incentive options shall be provided following the IPO or earlier liquidity event which will be 75,000 shares. These options will strike at a price consistent with those offered to other senior members of the corporation.

- Three weeks paid vacation plus customary holidays and sick/personal days.


- The Company will reimburse you for up to $20,000 of relocation expenses, plus gross up, which you incur in relocating to Massachusetts. Expenses should be reasonable,

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Mr. Daniel R. Davis
Page 2
December 3, 1998

         supported by actual receipts, and may include costs associated with: a) packing, shipping and storage of household goods; b) house hunting; c) travel; d) temporary living; e)closing costs for your present residence; f) closing costs for your new residence. Further, by signing this document, you agree to reimburse the Company in full for relocation expenses reimbursed if you voluntarily leave the Company during your first year of employment and 50% of relocation expenses reimbursed if you voluntarily leave the Company during your second year of employment.

As conditions of employment, you are required to:

a. Successfully complete a standard medical examination prior to commencing employment. This medical exam is typically given by a local medical group retained by Biopure but due to your location, we can provide the appropriate forms for your private physician to complete and return to our attention. The standard medical exam will be reimbursed by Biopure.

b. In accordance with the 1986 Immigration and Control Act ("RCA"), demonstrate that you have a lawful right to work in the United States.

c. Sign a standard "Employee Agreement Concerning Protection of Company Property and the Arbitration of Legal Disputes". A copy of this agreement is attached for your review and signature. Please read it carefully.

On behalf of Carl and myself, we are looking forward to your joining the Biopure team.

Sincerely,



Carolyn R. Fuchs
Vice President,
Human Resources


Accepted:


/s/ Carolyn R. Fuchs
---------------------

Date:

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                       [ON BIOPURE CORPORATION LETTERHEAD]

                                                      February 23, 1999


Mr. Daniel R. Davis
Biopure Corporation
11 Hurley Street
Cambridge, Massachusetts 02141

Dear Daniel:

         This letter is intended to amend and clarify your employment agreement with Biopure Corporation set forth in a letter dated December 3, 1998 (the "Letter").

         The amendment and clarification relate only to the options to be granted to you, as set forth in the second bullet point of the Letter. Now, you and Biopure have agreed as follows: you will receive an option to purchase seventy-five thousand (75,000) shares of Biopure common stock granted as of December 3, 1998, with an exercise price of $6.6667 per share and an option to purchase one hundred thousand (100,000) shares of Biopure common stock as of February 11, 1999, with an exercise price of $12.00 per share.

         The previous paragraph replaces the second bullet point of the letter; in all other respects the letter remains in full force and effect. Please note, however, that the number of shares subject to "incentive" options both in the grants described above and following the Company's IPO or other liquidity event, will be limited by applicable Federal income tax law.

         If you agree with the foregoing, please sign below.

                                                 Sincerely,

                                                 BIOPURE CORPORATION


                                                 By:/s/ Carolyn R. Fuchs
                                                    Carolyn R. Fuchs
                                                    Vice President
                                                    Human Resources

Accepted:

/s/ Daniel R. Davis

Date: 2/24/99